Eastman Kodak Company Financial Discussion Document
                      First Quarter 2003 Results

    2003 COMPARED WITH 2002

    First quarter, 2003 presentation reflects the adoption of the Securities and Exchange Commission's final rules under "Conditions for Use of Non-GAAP Financial Measures", which requires that financial information be presented on a basis that conforms with generally accepted accounting principles (GAAP) in the U.S. As a result, the financial discussion which follows reflects the company's results from continuing operations on an "as reported" or "GAAP" basis. However, the Company also believes that presenting income from continuing operations excluding non-operational items is an important additional measure of performance that can be used for comparing results between reporting periods.

    First Quarter

    Consolidated Revenues:

    Net worldwide sales were $2.740 billion for the first quarter of 2003 as compared with $2.706 billion for the first quarter of 2002, representing an increase of $34 million, or 1% as reported, a decrease of 4% excluding the favorable impact of exchange. The increase in net sales was comprised of:

    --  Volume: remained essentially unchanged year over year.

    -- Price/Mix: price/mix reduced first quarter sales by approximately 4.0 percentage points, primarily driven by consumer film and consumer digital cameras.

    -- Exchange: favorable exchange of approximately 5.0 percentage points offset the negative impacts of price/mix.

    Net sales in the U.S. were $1.149 billion for the first quarter of 2003 as compared with $1.247 billion for the prior year quarter, representing a decrease of $98 million, or 8%. Net sales outside the U.S. were $1.591 billion for the current quarter as compared with $1.459 billion for the first quarter of 2002, representing an increase of $132 million, or 9% as reported, a decrease of 1% excluding the favorable impact of exchange.

    Non-U.S. Revenues:

    The Company's operations outside the U.S. are reported in three regions: (1) the Europe, Africa and Middle East region ("EAMER"), (2) the Asia Pacific region and (3) the Canada and Latin America region.
    Net sales in the EAMER region were $795 million for the first quarter of 2003 as compared with $716 million for the prior year quarter, representing an increase of $79 million or 11% as reported, a decrease of 4% excluding the favorable impact of exchange.
    Net sales in the Asia Pacific region were $548 million for the current quarter as compared with $504 million for the prior year quarter, representing an increase of $44 million, or 9% as reported, an increase of 3% excluding the favorable impact of exchange.
    Net sales in the Canada and Latin America region were $248 million in the current quarter as compared with $239 million for the first quarter of 2002, representing an increase of $9 million, or 4% as reported, an increase of 2% excluding the favorable impact of exchange.

    Emerging Markets:

    The Company's major emerging markets include China, Brazil, India, Mexico, Russia, Korea, Hong Kong and Taiwan. Net sales in emerging markets were $578 million for the first quarter of 2003 as compared with $545 million for the prior year quarter, representing an increase of $33 million, or 6% as reported, or 4% excluding the favorable impact of exchange. The emerging market portfolio accounted for approximately 21% of Kodak's worldwide sales and 36% of Kodak's non-U.S. sales in the quarter. Sales growth in China, Russia and India of 28%, 40% and 14%, respectively, was partially offset by declines in Brazil and Mexico of 23% and 5%, respectively.
    The growth in China resulted from strong business performance for all Kodak's operations in that region. The increase in sales in Russia is the result of new channel expansion for Kodak products and services and the continued success of camera seeding programs. The declines in Brazil and Mexico are reflective of continued economic weakness in those emerging market countries.

    Gross Profit:

    GAAP:

    Gross profit was $824 million for the first quarter of 2003 as compared with $860 million for the first quarter of 2002, representing a decrease of $36 million, or 4%. The gross profit margin was 30.1% in the current quarter as compared with 31.8% in the prior year quarter. The 1.7 percentage point decrease was primarily attributable to:

    -- Price/Mix: price/mix declines reduced gross profit margins by approximately 4.0 percentage points. These declines relate primarily to consumer film and consumer digital cameras.

    -- Productivity/Cost: manufacturing productivity/cost favorably impacted gross profit margins by approximately 1.0 percentage point.

    -- Exchange: favorably impacted gross profit margins by approximately 1.0 percentage point.

    Operational:

    Excluding accelerated depreciation of $14 million resulting from the Company's focused cost reduction actions, gross profit on an operational basis was $838 million for the first quarter of 2003 as compared with $860 million for the first quarter of 2002, representing a decrease of $22 million, or 3%. The gross profit margin was 30.6% in the current quarter as compared with 31.8% in the prior year quarter. The 1.2 percentage point decrease was primarily attributable to:

    -- Price/Mix: price/mix declines reduced gross profit margins by approximately 4.0 percentage points.

    -- Productivity/Cost: manufacturing productivity/cost favorably impacted gross profit margins by approximately 2.0 percentage points.

    -- Exchange: favorably impacted gross profit margins by 1.0 percentage point.

    Selling, General and Administrative Expenses:

    GAAP:

    Selling, general and administrative expenses (SG&A) were $566 million for the first quarter of 2003 as compared with $540 million for the prior year quarter, representing an increase of $26 million, or 5%. SG&A increased as a percentage of sales from 20.0% for the first quarter of 2002 to 20.7% for the current quarter. The increase in SG&A is primarily attributable to a charge of $12 million relating to an intellectual property settlement and unfavorable exchange of $28 million, partially offset by cost reduction actions.

    Operational:

    Excluding the $12 million charge relating to the intellectual property settlement, SG&A expenses on an operational basis were $554 million for the first quarter of 2003 as compared with $540 million for the prior year quarter, representing an increase of $14 million, or 3%. The increase in SG&A is primarily attributable to unfavorable exchange of $28 million, partially offset by cost reduction actions. As a percentage of sales, SG&A remained essentially unchanged.

    Research and Development Costs:

    GAAP:

    Research and Development costs (R&D) were $194 million for the first quarter of 2003 as compared with $187 million for the first quarter of 2002, representing an increase of $7 million, or 4%. R&D increased as a percentage of sales from 6.9% for the first quarter of 2002 to 7.1% for the current quarter. The net increase in R&D is the result of a $21 million R&D charge relating to the company's purchase of rights to certain print technology that is currently in development and not yet ready for commercialization. This technology qualifies as in-process R&D and, therefore, was written off in the quarter. This in-process R&D charge was offset primarily by cost savings realized from position eliminations associated with the prior year's cost reduction programs.

    Operational:

    Excluding $21 million for in-process R&D charges, R&D expenses on an operational basis were $173 million for the first quarter of 2003 as compared with $187 million for the first quarter of 2002, representing a decrease of $14 million, or 7%. As a percentage of sales, R&D decreased from 6.9% in the first quarter of 2002 to 6.3% in the current quarter due to cost savings realized from position eliminations associated with the prior year's cost reduction programs.

    Focused Cost Reductions:

    During the first quarter of 2003, as part of its continuing focused cost-reduction efforts, the Company announced that it intended to reduce head count by 2,300 to 2,900 during the year, of which 500 to 700 were remaining actions from the fourth quarter of 2002 relating primarily to the relocation of certain manufacturing activities and elimination of positions in R&D and global manufacturing. The remaining 1,800 to 2,200 positions represent new initiatives primarily relating to the rationalization of the Company's photofinishing operations in the U.S. and EAMER.
    The total net restructuring charge recorded in the first quarter of 2003 was $32 million, which was primarily comprised of severance charges relating to the elimination of 875 positions. Of the 875 positions, 425 positions relate to the actions announced in the first quarter of 2003 and 450 positions relate to the actions announced in the fourth quarter of 2002. In addition, during the quarter, the company recorded accelerated depreciation of $14 million associated with assets to be disposed of in connection with the relocation of certain manufacturing operations.

    Earnings From Operations:

    GAAP:

    Earnings from operations (EFO) for the first quarter of 2003 were $32 million as compared with $133 million for the first quarter of 2002, representing a decrease of $101 million, or 76%. This decrease is attributable to the reasons indicated above.

    Operational:

    Excluding restructuring, accelerated depreciation, an in-process R&D charge and an intellectual property settlement, EFO on an operational basis for the first quarter of 2003 were $111 million as compared with $133 million for the first quarter of 2002, representing a decrease of $22 million, or 17%. The decrease in earnings from operations was primarily the result of lower gross profit margins caused by unfavorable price/mix not fully offset by favorable productivity.

    Below EFO:

    Interest expense for the first quarter of 2003 was $37 million as compared with $44 million for the prior year quarter, representing a decrease of $7 million, or 16%. The decrease in interest expense is primarily attributable to lower average borrowing levels and lower interest rates in the first quarter of 2003 relative to the prior year quarter.
    The other charges component includes principally investment income, income and losses from equity investments, foreign exchange and gains and losses on the sales of assets and investments. Other charges for the current quarter were $21 million as compared with other charges of $31 million for the first quarter of 2002. The decrease is primarily attributable to reduced losses on foreign exchange.

    Corporate Tax Rate:

    The Company's effective tax rate from continuing operations, excluding the non-operational items described below, decreased from 29% for the prior year quarter to 26% for the first quarter of 2003. The lower effective tax rate in the current year quarter as compared with the prior year quarter is primarily attributable to expected further increased earnings, relative to total earnings, in lower tax rate jurisdictions.
    During the first quarter of 2003, the Company recorded a tax benefit of $23 million. The primary drivers of the tax benefit were the following items that occurred in the first quarter and which were treated on a discrete period basis:

    --  A $46 million charge for focused cost reductions

    --  A $21 million charge for in-process R&D

    --  A $12 million charge for an intellectual property settlement

    -- An $8 million tax benefit related to the donation of intellectual property

    Earnings (Loss) from Continuing Operations:

    GAAP:

    The loss from continuing operations for the first quarter of 2003 was $3 million, or $.01 per diluted share, as compared with earnings from continuing operations for the first quarter of 2002 of $41 million, or $.14 per diluted share, representing a decrease of $44 million year over year. This decrease in earnings from continuing operations is attributable to the reasons described above.

    Operational:

    Earnings from continuing operations on an operational basis for the first quarter of 2003 were $39 million, or $.14 per diluted share, as compared with earnings from continuing operations on an operational and as reported basis for the first quarter of 2002 of $41 million, or $.14 per diluted share, representing a decrease of $2 million, or 5%. First quarter operational earnings from continuing operations for 2003 exclude the following after-tax items:

    -- A charge of $30 million ($46 million pre-tax), or $.10 per share, resulting from previously announced cost reduction initiatives in the first quarter, of which $32 million are recorded in "Restructuring costs and other". Accelerated depreciation of $14 million associated with the relocation of certain manufacturing operations is recorded in "Cost of goods sold" (COGS).

    -- A charge of $13 million ($21 million pre-tax) or $.05 per share is recorded in "Research and development costs" (R&D) and relates to the company's purchase of rights to print technology that is currently in development and not yet ready for commercialization. This technology qualifies as in-process R&D.

    -- A charge of $7 million ($12 million pre-tax) or $.03 is recorded in SG&A and relates to an intellectual property settlement.

    These charges were partially offset by:

    -- A tax benefit totaling $8 million, or $.03 per share relating to the Company's donation of intellectual property.

    Earnings (Loss) from Discontinued Operations:

    Earnings from discontinued operations for the first quarter of 2003 were $.05 per diluted share, as compared with a loss from discontinued operations for the first quarter of 2002 of $.01 per diluted share.
    During the quarter, the company reversed a tax reserve of $15 million through discontinued operations. The tax reserve was initially established due to the uncertainty surrounding the ultimate realizability of tax benefits that the Company would receive from certain indemnification payments made in connection with the disposal of a business. The reversal of the tax reserve was triggered by the elimination of the uncertainty surrounding the realizability of such benefits.

    Net Earnings:

    Net earnings for the first quarter of 2003 were $12 million, or $.04 per diluted share as compared with net earnings for the first quarter of 2002 of $39 million, or $.13 per diluted share, representing a decrease of $27 million. This decrease is primarily attributable to the reasons outlined above.


     Year-over-Year Comparison of Reported and Operational Earnings
                    (Amounts in millions of dollars)

                                   1Q 03 as Excluded   1Q 03   1Q 02 a
                                   Reported  Items  Operational
                                  ------------------------------------
   Sales                            $2,740              $2,740 $2,706
   COGS                              1,916    14 b       1,902  1,846
                                  ---------        -------------------
   Gross Profit                        824                 838    860
   SG&A                                566    12 c         554    540
   R&D                                 194    21 d         173    187
   Restructuring costs and other        32    32 e           -      -
                                  ---------
   EFO                                  32                 111    133
   Interest Expense                    (37)                (37)   (44)
   Other Income/Charges                (21)                (21)   (31)
                                  ---------        -------------------
   Below EFO                           (58)                (58)   (75)
   (Loss) Earnings Before Taxes        (26)                 53     58
   (Benefit) Provision for Tax         (23)    37f          14     17
                                  ---------        -------------------
   (Loss) Earnings - Cont. Ops.         (3)                 39     41
   Earnings (Loss) Disc. Ops.           15                         (2)
                                  ---------                    -------
   Net Earnings                        $12                        $39
   Diluted EPS - Cont. Ops.         ($0.01)              $0.14  $0.14
   Diluted EPS                       $0.04                      $0.13
----------------------------------------------------------------------

Items Excluded from Earnings from Continuing Operations on an
Operational Basis

   a - There were no excluded items in Q1 2002

   b - Accelerated Depreciation in connection with focused cost reductions of $14 million

   c - Intellectual Property Settlement of $12 million

   d - Charge for In-Process R&D of $21 million

   e - Charge for focused cost reductions of $32 million

   f - Tax Benefit for Donation of Intellectual Property of $8 million and the tax impacts associated with the above-mentioned excluded items.


As Percent of Sales:
                                             1Q 03 as    1Q 03   1Q 02
                                             Reported Operational
                                            --------------------------

Gross Profit                                    30.1%    30.6%   31.8%
SG&A                                            20.7%    20.2%   20.0%
SG&A w/o Advertising                            16.9%    16.4%   16.4%
R&D                                              7.1%     6.3%    6.9%
EFO                                              1.2%     4.1%    4.9%
Net Earnings                                   (0.1%)     1.4%    1.5%
----------------------------------------------------------------------


    Segment Results:

    Photography

    Revenues:

    Net worldwide sales for the Photography segment were $1.798 billion for the first quarter of 2003 as compared with $1.814 billion for the first quarter of 2002, representing a decrease of $16 million, or 1% as reported, or 7% excluding the favorable impact of exchange. The decrease in net sales was comprised of:

    --  Volume: volume reduced first quarter sales by approximately
        1.0 percentage point.

    -- Price/Mix: declines in price/mix reduced first quarter sales by approximately 6.0 percentage points.

    -- Exchange: favorable exchange of 6.0 percentage points offset the negative impacts of price/mix.

    Photography segment net sales in the U.S. were $687 million for the current quarter as compared with $799 million for the first quarter of 2002, representing a decrease of $112 million, or 14%. Photography segment net sales outside the U.S. were $1.111 billion for the first quarter of 2003 as compared with $1.015 billion for the prior year quarter, representing an increase of $96 million, or 9% as reported, or a decrease of 1% excluding the favorable impact of exchange.

    Consumer products and services revenues:

    Net worldwide sales of consumer film products, including 35mm film, Advantix film and one-time-use cameras, decreased 9% in the first quarter of 2003 as compared with the first quarter of 2002, reflecting 7% volume declines, negative 8% price/mix, partially offset by 5% favorable exchange. Sales of the Company's consumer film products within the U.S. decreased 24%, reflecting 16% volume declines and negative 9% price/mix. Consistent with film pricing trends for the last several consecutive quarters, price/mix declines for U.S. consumer film products in the first quarter were approximately 4% to 5%. In addition, price/mix was further impacted by contractual payments to retailers, which were distributed over lower film volumes during the quarter. This accounted for the balance of the negative price/mix trend.
    Sales of the Company's consumer film products outside the U.S. increased 1%, reflecting 3% volume declines, negative 4% price mix, offset by a 9% favorable exchange.
    U.S. consumer film industry volume decreased 10% in the first quarter of 2003 as compared with the prior year quarter due to a combination of continuing economic weakness, the shift of Easter into the second quarter of 2003, and continued digital substitution impacts. The Company's blended U.S. consumer film share increased slightly on a volume basis relative to the first quarter of 2002.
    Net worldwide sales of consumer color paper decreased 3% in the first quarter of 2003 as compared with the first quarter of 2002, reflecting 6% volume declines and negative 4% price/mix, partially offset by 7% favorable exchange. Net sales of consumer color paper in the U.S. decreased 17%, reflecting 14% volume declines and negative 4% price/mix. Net sales of consumer color paper outside the U.S. increased 3%, reflecting 2% volume declines and negative 4% price/mix, offset by 10% favorable exchange.
    Net worldwide photofinishing sales, including Qualex in the U.S. and Consumer Imaging Services ("CIS") outside the U.S., decreased 14% in the first quarter of 2003 as compared with the first quarter of 2002, reflecting lower volumes and price, partially offset by favorable exchange. In the U.S., Qualex's sales decreased 22%, reflecting the effects of a continued weak film industry, consumer's shifting preference to on-site processing, and the adverse impact of several hundred store closures by a major U.S. retailer. CIS revenues in Europe benefited from the full-quarter impact of the acquisitions of (1) Spector Photo Group's wholesale photofinishing and distribution activities in France, Germany, and Austria, (2) ColourCare Limited's wholesale processing and printing operations in the United Kingdom and
(3) Percolor photofinishing operations in Spain.
    Net sales from the Company's consumer digital products and services, which include Picture Maker kiosks/media and consumer digital services revenue primarily from Picture CD and Retail.com, increased 3% in the first quarter of 2003 as compared with the first quarter of 2002, driven primarily by an increase in sales of kiosks.
    The average penetration rate for the number of rolls scanned at Qualex's wholesale labs remained flat at approximately 8% for the first quarter, essentially unchanged from the previous quarter but increasing from the 6.9% rate recorded in the first quarter of 2002. The growth was driven by continued consumer acceptance of Picture CD and Retail.com.
    Net worldwide sales of consumer digital cameras increased 36% in the first quarter of 2003 as compared with the prior year quarter, primarily reflecting strong increases in volume, partially offset by a decline in price. Sales continue to be driven by strong consumer acceptance of the EasyShare digital camera system.
    In line with normal seasonal trends, Kodak's U.S. consumer digital camera market share declined modestly during the first quarter of 2003 on a quarter sequential basis. While complete data for first quarter consumer digital market share is not yet available, all indications are that Kodak continues to hold one of the top three U.S. market share positions.
    Net worldwide sales of inkjet photo paper increased 51% in the current quarter as compared with the first quarter of 2002. The Company maintained its top two market share position in the United States quarter sequentially. The double-digit revenue growth and the maintenance of market share are primarily attributable to strong underlying market growth, and Kodak's introduction of a new product line of small format inkjet papers.
    The Company's Ofoto business increased its sales 86% in the first quarter of 2003 as compared with the prior year quarter. Ofoto now has
7.5 million members and is consistently achieving a repeat customer purchase rate of greater than 50%.

    Professional products and services revenues:

    Net worldwide sales of professional sensitized films, including color negative, color reversal and commercial black and white films decreased 7% in the first quarter of 2003 as compared with the first quarter of 2002, primarily reflecting declines in volume. Net worldwide sales of professional sensitized paper were unchanged in the first quarter of 2003 as compared with the first quarter of 2002. Sales declines resulted primarily from the combined impacts of ongoing digital substitution and continued economic weakness in markets worldwide.
    During the first quarter, worldwide sales increases were recorded for digital writers, scanners, digital systems and solutions, and thermal media and equipment.

    Entertainment products and services revenues:

    Net worldwide sales of origination and print film to the entertainment industry increased 18%, reflecting higher print film volumes due to a strong industry motion picture release schedule in North America and favorable exchange. The new Vision 2 origination film continues to gain strong customer acceptance.

    Gross profit:

    Gross profit for the Photography segment was $502 million for the first quarter of 2003 as compared with $550 million for the prior year quarter, representing a decrease of $48 million or 9%. The gross profit margin was 27.9% in the current year quarter as compared with 30.3% in the prior year quarter. The 2.4 percentage point decline was primarily attributable to:

    -- Price/Mix: declines in price/mix reduced gross profit margins by approximately 5.0 percentage points.

    -- Productivity/Cost: increases in manufacturing productivity/cost favorably impacted gross profit margins by approximately 2.0 percentage points.

    -- Exchange: favorably impacted gross profit margins by approximately 1.0 percentage point.

    SG&A:

    In the first quarter, SG&A expenses for the Photography segment increased $13 million, or 3%, from $406 million in the first quarter of 2002 to $419 million in the current quarter, and increased as a percentage of sales from 22.4% to 23.3%. Excluding the unfavorable impact of exchange, SG&A decreased due to cost reduction actions implemented during the quarter.

    R&D:

    GAAP:

    First quarter R&D costs for the Photography segment decreased $1 million, or 1%, from $129 million in the first quarter of 2002 to $128 million in the current quarter and remained unchanged as a percentage of sales at 7.1%. The decrease in R&D was primarily attributable to cost savings realized from position eliminations associated with the prior year's cost reduction programs, which were almost fully offset by the $21 million charge for purchased in-process R&D.

    Operational:

    Excluding the $21 million charge for purchased in-process R&D, first quarter R&D expenses on an operating basis for the Photography segment decreased $22 million, or 17%, from $129 million to $107 million and decreased as a percentage of sales from 7.1% in the prior year quarter to 6.0% in the first quarter of 2003. The decrease in R&D cost is primarily attributable to cost savings realized from employee reductions associated with the prior year's cost reduction programs.

    EFO:

    GAAP:

    Earnings from operations for the Photography segment decreased $62 million, from $16 million in the first quarter of 2002 to a loss from operations of $46 million in the first quarter of 2003, primarily as a result of the factors described above.

    Operational:

    Excluding $21 million for in-process R&D charges, earnings from operations for the Photography segment on an operational basis decreased $41 million, from $16 million in the first quarter of 2002 to a loss of $25 million in the first quarter of 2003, primarily as a result of the factors described above.

    Health Imaging

    Revenues:

    Net worldwide sales for the Health Imaging segment were $549 million for the first quarter of 2003 as compared with $521 million for the prior year quarter, representing an increase of $28 million, or 5% as reported, a decrease of 1% excluding the favorable impact of exchange. The increase in sales was comprised of:

    -- Volume: increases in volume contributed approximately 1.0 percentage point to first quarter sales, driven primarily by digital media, digital capture equipment and equipment services.

    -- Price/Mix: decreases in price/mix reduced first quarter sales by approximately 2.0 percentage points, primarily driven by digital media and analog medical film.

    --  Exchange: favorable exchange impacted sales by approximately
        6.0 percentage points.

    Net sales in the U.S. were $238 million for the current quarter as compared with $248 million for the first quarter of 2002, representing a decrease of $10 million, or 4%. Net sales outside the U.S. were $311 million for the first quarter of 2003 as compared with $273 million for the prior year quarter, representing an increase of $38 million, or 14% as reported, or 2% excluding the favorable impact of exchange.

    Digital products and services revenues:

    Net worldwide sales of digital products, which include laser printers (DryView imagers and wet laser printers), digital media (DryView and wet laser media), digital capture equipment (computed radiography capture equipment and digital radiography equipment), services and Picture Archiving and Communications Systems ("PACS"), increased 11% in the first quarter of 2003 as compared with the prior year quarter. The increase in digital product sales was primarily attributable to higher volumes of digital media, digital capture equipment and equipment services. Service revenues increased due to an increase in digital equipment service contracts during the current quarter.

    Traditional products and services revenues:

    Net worldwide sales of traditional products, including analog film, equipment, chemistry and services, decreased 2% in the first quarter of 2003 as compared with the first quarter of 2002 driven primarily by lower specialty films volumes. Traditional analog film products (excluding specialty films) increased 2% due to favorable exchange. In the quarter, traditional analog film volumes increased slightly, but were more than offset by unfavorable price.

    Gross profit:

    Gross profit for the Health Imaging segment was $229 million for the first quarter of 2003 as compared with $195 million in the prior year quarter, representing an increase of $34 million, or 17%. The gross profit margin was 41.7% in the current quarter as compared with 37.4% in the first quarter of 2002. The increase in the gross profit margin of 4.3 percentage points was principally attributable to:

    -- Price/Mix: price/mix negatively impacted gross profit margins by 1.5 percentage points due to lower prices for digital media, analog film and laser printers.

    -- Productivity/Cost: manufacturing productivity/cost favorably impacted gross profit margins by 4.5 percentage points, primarily due to favorable media and equipment manufacturing productivity led by DryView digital media and digital capture equipment, complemented by lower service costs and improved supply chain management.

    -- Exchange: favorable exchange added approximately 1.0 percentage point to the gross profit rate.

    SG&A:

    SG&A expenses for the Health Imaging segment decreased $1 million, or 1%, from $83 million in the first quarter of 2002 to $82 million for the current quarter, and decreased as a percentage of sales from 16.0% to 14.9% . The decrease in SG&A expenses is primarily attributable to expense management.

    R&D:

    First quarter R&D costs increased 8% from $36 million to $39 million and increased as a percentage of sales from 6.9% for the first quarter of 2002 to 7.1% for the current quarter. R&D expenses increased in the first quarter as the segment increased spending to drive growth in selected areas of the product portfolio.

    EFO:

    Earnings from operations for the Health Imaging segment increased $33 million, or 43%, from $76 million for the prior year quarter to $109 million for the first quarter of 2003 while the operating earnings margin rate increased 5.3 percentage points to 19.9% from 14.6% for the prior year quarter. The increase in operating earnings reflects the combined effects of gross profit margin improvements and decreases in SG&A.

    Commercial Imaging

    Revenues:

    Net worldwide sales for the Commercial Imaging segment were $372 million for the first quarter of 2003 as compared with $347 million for the prior year quarter, representing an increase of $25 million, or 7% as reported, an increase of 4% excluding the favorable impact of exchange. The increase in net sales was primarily comprised of:

    -- Volume: increases in volume contributed approximately 6.0 percentage points to first quarter sales driven by Imaging Services.

    -- Price/Mix: price/mix declines subtracted approximately 2.0 percentage points from first quarter sales.

    -- Exchange: favorable exchange contributed approximately 3.0 percentage points to first quarter sales.

    Net sales in the U.S. were $213 million for the current year quarter as compared with $189 million for the prior year quarter, representing an increase of $24 million, or 13%. Net sales outside the U.S. were $159 million in the first quarter of 2003 as compared with $158 million for the prior year quarter, representing an increase of $1 million or 1% as reported, a decrease of 6% excluding the favorable impact of exchange.
    Net worldwide sales of graphic arts products to Kodak Polychrome Graphics ("KPG"), an unconsolidated joint venture affiliate in which the Company has a 50% ownership interest, decreased 16% in the current quarter as compared with the first quarter of 2002, primarily reflecting volume declines in graphic arts film. This reduction resulted largely from digital technology substitution and the effect of continuing economic weakness in the commercial printing market. The Company's equity in the earnings of KPG contributed positive results to "Other charges" during the first quarter of 2003, which were not material to the Company's results from operations.
    NexPress, the unconsolidated joint venture between Kodak and Heidelberg in which the Company has a 50% ownership interest, has sold approximately 225 units of the NexPress 2100 Digital Production Color Press through February, with average monthly page volumes for these units running higher than planned.

    Gross profit:

    Gross profit for the Commercial Imaging segment was $107 million for the first quarter of 2003 as compared with $109 million in the prior year quarter, representing a decrease of $2 million, or 2%. The gross profit margin was 28.8% in the current quarter as compared with 31.4% in the prior year quarter. The decrease in the gross profit margin of 2.6 percentage points was primarily attributable to:

    -- Price/Mix: price/mix impacts reduced gross profit margins by approximately 2.0 percentage points due primarily to declining contributions from traditional graphic arts and microfilm products.

    -- Productivity/Cost: manufacturing productivity/cost negatively impacted gross profit margins by approximately 1.0 percentage point.

    SG&A:

    SG&A expenses for the Commercial Imaging segment increased $1 million, or 2%, from $47 million for the first quarter of 2002 to $48 million for the current quarter, but decreased as a percentage of sales from 13.5% to 12.9%. The primary contributor to the increase in SG&A expense was the impact of unfavorable exchange.

    R&D:

    First quarter R&D costs for the Commercial Imaging segment remained essentially unchanged from the prior year quarter at $14 million, but decreased as a percentage of sales from 4.0% in the prior year quarter to 3.8% in the first quarter of 2003.

    EFO:

    Earnings from operations for the Commercial Imaging segment decreased $4 million, or 8%, from $48 million in the first quarter of 2002 to $44 million in the first quarter of 2003.

    All Other

    Revenues:

    Net worldwide sales for All Other were $21 million for the first quarter of 2003 as compared with $24 million for the first quarter of 2002, representing a decrease of $3 million, or 13%.
    SK Display Corporation, the OLED manufacturing joint venture between Kodak and Sanyo, continued production scale-up with the goal of supplying production quantity OLED screens to the marketplace throughout the remainder of 2003.

    EFO:

    The loss from operations for All Other was $17 million in the current quarter as compared with the loss from operations of $7 million in the first quarter of 2002.

    Balance Sheet:

    Cash Flow:

    Kodak defines free cash flow as net cash provided by continuing operations (as determined under generally accepted accounting principles in the U.S.- U.S. GAAP), plus proceeds from the sale of assets minus capital expenditures, acquisitions and investments in unconsolidated affiliates. Kodak's definition of operating cash flow equals free cash flow less dividends.
    Operating cash flow on a continuing operations basis during the first quarter of 2003 was negative $98 million, $52 million lower than the negative $46 million used in the year ago quarter. Primary drivers of the decrease include the Company's $54 million use of cash for the acquisition of Burrell Labs, the $21 million purchase of in-process R&D, and an inventory increase partially offset by a reduction in accounts receivable.
    Since the Company had no scheduled dividend payments in the first quarter of 2003 or 2002, free cash flow and operating cash flow for the current quarter are identical.
    The table below reconciles the net cash provided by continuing operations as determined under U.S. GAAP to Kodak's definition of operating cash flow:


           Reconciliation of Operating Cash Flow
                   1st Qtr. 2003
                                                           $ millions
Net cash provided by continuing operations                       $87

Additions to properties                                         (111)
Acquisitions, net of cash acquired                               (54)
Investments in unconsolidated affiliates                         (20)
                                                           ----------

Operating Cash Flow (Continuing Operations)                     $(98)


    Dividend:

    The Company has a dividend policy whereby it makes semi-annual payments, which, when declared, will be paid on the Company's 10th business day each July and December to shareholders of record on the first business day of the preceding month. On April 15, 2003, the Company's Board of Directors declared a semi-annual cash dividend of $0.90 per share on the outstanding common stock of the Company. This dividend will be payable on July 16, 2003 to shareholders of record at the close of business on June 2, 2003.

    Capital Spending:

    Capital additions were $111 million in the first quarter of 2003, with the majority of the spending supporting new products, manufacturing productivity and quality improvements, infrastructure improvements and ongoing environmental and safety initiatives.

    Receivables:

    Total receivables of $2.073 billion comprised of trade ($1.714 billion) and miscellaneous ($359 million) receivables at the end of the first quarter, 2003, declined $129 million from first quarter 2002. This reduction is driven by strong operational improvements, including the reduction of past-due receivables.
    Accrued customer rebates are classified as miscellaneous payables, however, the majority of these are cleared through customer deductions. The effect of offsetting these accrued customer rebates would reduce the trade receivable balance by $344 million to $1.370 billion.
    Days sales outstanding (DSO) decreased approximately 11 days from first quarter, 2002 and decreased approximately 2 days quarter sequentially. The DSO calculation includes the impact of reclassifying rebates as an offset to receivables for the last four quarters. Excluding the impact of rebate reclassification, the operational improvement year over year in DSO was 5 days. Kodak defines DSO: 4 quarter moving average net trade receivables after rebate reclassification, divided by 12 months of sales, multiplied by 365 days.

    Inventory:

    Kodak's inventories (after LIFO) increased $61 million year over year and $135 million quarter sequentially. Contributors to this sequential increase were a pre-build of one-time use cameras as the Company prepares to shift production to China and Mexico, a seasonal build, photofinishing equipment, and the effect of exchange.
    Days supply in inventory (DSI) improved by more than 6 days from the first quarter 2002 and was essentially flat quarter sequentially. Inventory turns have also remained essentially flat at 5.4 turns since the end of the fourth quarter 2002. The DSI calculation is based on inventory before the LIFO reserve. Including the impact of the LIFO reserve, DSI improved by more than 9 days from the first quarter of 2002 and was essentially flat quarter sequentially. Inventory turns remained essentially flat at 7.3 turns relative to the fourth quarter of 2002.
    Kodak defines inventory turns as 12 months COGS as reported divided by four quarter average inventory before the LIFO reserve. DSI is defined as four-quarter average inventory before the LIFO reserve divided by 12 months COGS as reported, multiplied by 365 days.

    Debt to Capital Ratio:

    Debt to total capital ratio was 48.6%, increasing 0.2 percentage points quarter sequentially and decreasing 4.5 percentage points year over year. Debt increased by $98 million to $2.704 billion and cash increased by $28 million to $597 million quarter sequentially in keeping with the Company's plans to maintain a somewhat higher cash balance to ensure adequate operational liquidity. On a debt less cash basis, net debt was $2.107 billion, a decrease of $0.7 billion from first quarter, 2002 levels of $2.813 billion. Equity amounted to $2.864 billion, an increase of $87 million quarter sequentially, primarily due to exchange; and a decrease of $68 million year over year.

    Foreign Exchange:

    Year over year, the impact of foreign exchange on operating activities during the first quarter was a positive $.08 per share whereas foreign exchange activities recorded in "other income" had a positive $.04 per share impact. Therefore, the sum of the operational and reportable exchange impacts increased earnings in the quarter by $.12 per share.

    Outlook for Second Quarter and Full Year 2003:

    Significant volatility exists in the Company's operational business estimates going forward. If current trends continue into the second quarter, it is possible that second quarter operational earnings could fall into the range of $.60 per share to $.80 per share. However, if a pickup in consumer film consumption occurs, there could be upside to this estimate. As a result, full year earnings from this point in time are focused at the low end of the non-GAAP $2.35 to $2.95 per share range provided by the Company in January.

    Safe Harbor Statement:

    Certain statements in this press release may be forward looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's 2003 revenue, earnings and cash flow expectations are forward-looking statements.
    Actual results may differ from those expressed or implied in forward-looking statements. The forward-looking statements contained in this press release are subject to a number of risk factors, including the successful:

    -- Implementation of product strategies (including category expansion, digitization, OLED, and digital products);

    --  Implementation of intellectual property licensing strategies;

    --  Development and implementation of e-commerce strategies;

    --  Completion of information systems upgrades, including SAP;

    --  Completion of various portfolio actions;

    --  Reduction of inventories;

    --  Improvement in manufacturing productivity;

    --  Improvement in receivables performance;

    --  Reduction in capital expenditures;

    --  Improvement in supply chain efficiency;

    -- Implementation of restructurings, including personnel reductions;

    -- Development of the Company's business in emerging markets like China, India, Brazil, Mexico, and Russia.

    The forward-looking statements contained in this press release are subject to the following additional risk factors:

    -- Inherent unpredictability of currency fluctuations and raw material costs;

    --  Competitive actions, including pricing;

    -- The nature and pace of technology substitution, including the analog-to-digital shift;

    --  Continuing customer consolidation and buying power;

    --  General economic and business conditions.

    -- Other factors disclosed previously and from time to time in the Company's filings with the Securities and Exchange
        Commission.

    Any forward-looking statements in this press release should be evaluated in light of these important risk factors.

    CONTACT: Eastern Kodak
             Media Contacts:
             Gerard Meuchner, 585/724-4513
             gerard.meuchner@kodak.com
             Anthony Sanzio, 585/781-5481
             anthony.sanzio@kodak.com
             Investor Relations Contacts:
             Don Flick, 585/724-4352
             donald.flick@kodak.com
             Patty Yahn-Urlaub, 585/724-4683
             patty.yahn-urlaub@kodak.com
             Roberto Trevino, 585/724-6791
             roberto.trevino@kodak.com